Exhibit 3.4

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK

OF

PATH 1 NETWORK TECHNOLOGIES INC.

To Be Designated

Series B 7% Convertible Preferred Stock

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

“RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of 854,000 shares of preferred stock be, and the same hereby is, authorized; and the Chief Executive Officer and Secretary of the Corporation be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. Number of Shares; Designation. A total of 854,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Series B 7% Convertible Preferred Stock (the “Series”). Shares of the Series (“Preferred Shares”) will be issued pursuant to the terms of a Securities Purchase Agreement, dated as of April 26, 2005, by and among the Corporation and the Purchasers named therein (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.

2. Rank. The Series shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)	Senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Corporation’s capital stock which are junior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares”.

(ii)	Pari passu with any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking equal to the Preferred Shares or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Corporation’s capital stock which are equal to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Parity Dividend Shares” and any shares which are equal to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Parity Liquidation Shares”. Shares of the Corporation’s previously issued 7% Convertible Preferred Stock constitute both Parity Dividend Shares and Parity Liquidation Shares.

(iii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Corporation’s capital stock which are senior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Senior Dividend Shares” and any shares which are senior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Liquidation Shares”.

3. Dividends. (a) The dividend rate on Preferred Shares shall be $0.2275 per share per annum. Dividends on Preferred Shares shall be fully cumulative, accruing, without interest, from the date of original issuance of the Series through the date of redemption or conversion thereof, and to the extent so declared by the Board of Directors shall be payable in arrears on July 27 and January 27 of each year, commencing July 27, 2005, except that if such date is not a Business Day then to the extent so declared by the

Board of Directors the dividend shall be payable on the first immediately succeeding Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in San Diego, California) (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Preferred Shares shall be paid in cash; provided, however, if the Stock Payment Conditions are met on the applicable Dividend Payment Date and on each of the ten consecutive Trading Days immediately preceding such date (the applicable “Stock Payment Period”), the Corporation may pay such dividends, at the Corporation’s option, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Dividends”) or (ii) in cash. PIK Dividends shall be paid by delivering to each record holder of Preferred Shares a number of shares of Common Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Preferred Shares owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the applicable PIK Dividend Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each Holder of Preferred Shares stating that the Corporation wishes to do so (a “Common Stock Dividend Notice”); in the event that the Corporation does not deliver a Common Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Each Holder shall promptly thereafter deliver to the Corporation instructions designating whether such Holder wishes to receive delivery of its PIK Dividend Shares in physical certificates (and, if so, at what address) or through DTC, as long as no legend is required by the terms of the Purchase Agreement to be imprinted on such PIK Dividend Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver PIK Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends. A Common Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such Common Stock Dividend Notice, in which case such notice shall be deemed revoked and the dividend to which such notice relates shall be payable in cash on the Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the Holders of record of Preferred Shares as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of Preferred Shares called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The Holders shall not be entitled to any dividends other than the dividends provided for in this paragraph 3.

(b) No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series through the most recent Dividend Payment Date ending on or prior to the date of payment. Unless dividends accrued and payable but unpaid on Preferred Shares and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon Preferred Shares or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on Preferred Shares and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends on Preferred Shares and the other Parity Dividend Shares, respectively, bear to each other.

(c) If at any time the Corporation has failed to (x) pay or set apart for payment all accrued dividends on any Preferred Shares through the then most recent Dividend Payment Date and (y) set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two Dividend Payment Dates, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to:

(i)	declare or pay or set aside for payment any dividend or other distribution on or with respect to the Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of capital stock of the Corporation ranking junior to Preferred Shares both as to the payment of dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation (“Junior Stock”), or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

(ii)

redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any Preferred Shares (unless all of the Preferred Shares are concurrently redeemed), Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period, unless, in each such case, all dividends accrued on Preferred Shares through the most recent Dividend Payment Date and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full.

(d) Any reference to “distribution” contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

4. Liquidation. (a) The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to $3.25, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series (the “Purchase Price”), plus an amount equal to the cash value of dividends accrued and unpaid thereon, whether or not declared, to the payment date (the “Liquidation Value”).

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event”), the Holders (i) shall not be entitled to receive the Liquidation Value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the Liquidation Value of such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the Liquidation Value to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of Parity Liquidation Shares are entitled were paid in full.

(c) For purposes of this paragraph 4, a Change of Control shall be treated as a Liquidation Event and shall entitle each Holder to receive, upon the consummation of such Change of Control, and at such Holder’s option, cash in an amount equal to the Liquidation Value of such Holder’s Preferred Shares.

(d) The Corporation shall, no later than the date on which a Liquidation Event occurs or is publicly announced, deliver in accordance with the notice provisions of the Purchase Agreement written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than 30 days prior to any payment date stated therein, to each Holder.

(e) Whenever the distribution provided for in this paragraph 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the independent members of the Board of Directors.

5. Optional Redemption. (a) Preferred Shares will be redeemable at the option of the Corporation, in whole or in part (an “Optional Redemption”), from and after the time that the closing price of the Common Stock on each Trading Day occurring during any period of 10 consecutive Trading Days (an “Optional Redemption Period”) equals or exceeds 200% of the Current Market Price as of January 27, 2005 (subject to adjustment for stock splits, stock dividends and similar events); provided, however, that each Optional Redemption Condition must be satisfied during the Optional Redemption Period and at all times thereafter through the date on which such shares are redeemed (the “Optional Redemption Date”). The redemption price will be payable in cash and equal to the Purchase Price, together with an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared or whether funds are legally available for the payment thereof, through the Optional Redemption Date (the “Optional Redemption Price”). The aggregate payment to each holder to be redeemed will be rounded to the nearest cent.

(b) The Corporation shall deliver, in accordance with the notice delivery provisions of the Purchase Agreement, notice of an Optional Redemption (an “Optional Redemption Notice”) to each Holder not less than 30 nor more than 60 days prior to the date fixed in such notice as the Optional Redemption Date. An Optional Redemption Notice shall state (i) that the Corporation has elected to redeem all or a portion of the Preferred Shares, as specified in such notice, (ii) the Optional Redemption Price, (iii) the Optional Redemption Date, (iv) that, unless the Corporation defaults in the payment of the Optional Redemption Price, all Preferred Shares called for redemption shall cease to accrue dividends after the Optional Redemption Date and shall cease to be outstanding after such date, and (v) any other information required by applicable law to be included therein. An Optional Redemption Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Optional Redemption Conditions at any time after delivering such notice, in which case such notice shall be deemed revoked. On or after the Optional Redemption Date, (i) each Holder shall deliver the certificate or certificates representing such Holder’s Preferred Shares to be redeemed to the Corporation at the place designated in the Optional Redemption Notice and (ii) immediately upon such delivery, the Corporation shall deliver the Optional Redemption Price for such Preferred Shares to such Holder by wire transfer of immediately available funds to such account as such Holder shall designate in writing prior to the Optional Redemption Date. If less than all of a Holder’s Preferred Shares represented by any such certificate are redeemed, a new certificate shall be issued to such Holder representing such Holder’s unredeemed Preferred Shares.

(c) If an Optional Redemption Notice has been delivered to each Holder pursuant to this paragraph 5 and if, on or before the Optional Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Preferred

Shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the Optional Redemption Date dividends shall cease to accrue on the Preferred Shares to be redeemed, and at the close of business on the Optional Redemption Date the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the Optional Redemption Price upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(d) If an Optional Redemption Notice has been delivered pursuant to this paragraph 5, and any Holder shall, prior to the close of business on the Optional Redemption Date, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the shares to be redeemed held by the Holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph 7 below, whereupon any funds deposited by the Corporation, or on its behalf, with a payment agent or segregated and held in trust by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in paragraph 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

(e) In every case of redemption of less than all of the outstanding Preferred Shares pursuant to this paragraph 5, the Preferred Shares to be redeemed shall be selected pro rata on the basis of the number of Preferred Shares owned by each Holder as of the date on which the Optional Redemption Notice is delivered to the Holders, provided that only whole shares shall be selected for redemption. Notwithstanding the foregoing, the Corporation shall not redeem any of the Preferred Shares at any time outstanding until all dividends accrued and in arrears upon all Preferred Shares then outstanding shall have been paid with respect to all past Dividend Payment Dates.

6. Series Redemption. The Corporation shall redeem, from any source of funds legally available therefor, all outstanding Preferred Shares (the “Series Redemption”) on January 27, 2009 (the “Series Redemption Date”). The Corporation shall effect such redemption on the Series Redemption Date by paying in cash in exchange for the Preferred Shares to be redeemed a sum equal to the Purchase Price of the Series plus all declared or accumulated but unpaid dividends on such shares (the “Series Redemption Price”).

7. Conversion.

(a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time after the Closing Date, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”).

(b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., pacific time, on the Business Day on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted, the amount of dividends accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in Section 7(c) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Price. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price following any adjustment thereof), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 7(d) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within two (2) Business Days following the Corporation’s receipt of such Holder’s Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Value of such Holder’s Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

(d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Corporation receives a Conversion Notice from a Holder by facsimile transmission pursuant to paragraph 7(b), above, and the date on which the Corporation receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 7(c) above (without any restrictive legend if permitted by the terms of the Purchase Agreement), provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto.

(e) Delivery Procedures. As long as the Corporation’s designated transfer agent (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”) and no restrictive legend is required pursuant to the terms of this Certificate of Designations or the Purchase Agreement, the Corporation shall effect delivery of Conversion Shares to the Holder by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in its Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Purchase Agreement. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next closest number of Conversion Shares.

(f) Failure to Deliver Conversion Shares. (i) In the event that, for any reason, a Holder has not received certificates representing the number of Conversion Shares specified in the applicable Conversion Notice, without any restrictive legend (except to the extent a restrictive legend is required by the terms of the Purchase Agreement) on or before the Delivery Date therefor (a “Conversion Default”), and such failure to deliver certificates continues for two (2) Business Days following the delivery of written notice thereof from such Holder (such second Business Day following such written notice being referred to herein as the “Conversion Default Date”), the Corporation shall pay to such Holder payments (“Conversion Default Payments”) in the amount of (A) “N” multiplied by (B) the aggregate Liquidation Preference of the Preferred Shares which are the subject of such Conversion Default multiplied by (C) one percent (1%), where “N” equals the number of days elapsed between the Conversion Default Date and the date on which all of the certificates representing such Conversion Shares (without any restrictive legend to the extent permitted by the terms of the Purchase Agreement) are issued and delivered to such Holder. Amounts payable hereunder shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

(ii) In the event of a Conversion Default, a Holder may, upon written notice to the Corporation, regain on the date of such notice the rights of such Holder under the Preferred Shares that are the subject of such Conversion Default. In such event, such Holder shall retain all of such Holder’s rights and remedies with respect to the Corporation’s failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in paragraph 7(f)(i) above through the date of such written notice).

(iii) The Holders’ rights and remedies hereunder are cumulative, and no right or remedy is exclusive of any other. In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Corporation’s failure to issue and deliver Conversion Shares timely after the applicable Delivery Date, including, without limitation, damages relating to any purchase of shares of Common Stock by or on behalf of such Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount received by such Holder upon the sale of such Conversion Shares, and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(g) The Conversion Price shall be subject to adjustment from time to time as follows:

(i)	In the event that the Corporation shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Corporation or any subsidiary which is not directly or indirectly wholly owned by the Corporation, (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each share of the Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 7(g)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph 7(l) below) and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

(ii)	In the event that the Corporation shall commit to issue or distribute Common Stock or issue rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase, convert into or exchange for Common Stock, in any such case at a price per share less than the Current Market Price per share on the earliest of (i) the date the Corporation shall enter into a firm contract for such issuance or distribution, (ii) the record date for the determination of stockholders entitled to receive any such rights, warrants, options or convertible or exchangeable securities, if applicable, or (iii) the date of actual issuance or distribution of any such Common Stock or rights, warrants, options or convertible or exchangeable securities (provided that the issuance of Common Stock upon the exercise of rights, warrants, options or convertible or exchangeable securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued), then the Conversion Price in effect immediately prior to such earliest date shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such earliest date by the fraction:

(x)	whose numerator shall be the number of shares of Common Stock outstanding on such date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (such amount, with respect to any such rights, warrants, options or convertible or exchangeable securities, determined by multiplying the total number of shares subject thereto by the exercise price of such rights, warrants, options or convertible or exchangeable securities and dividing the product so obtained by the Current Market Price), and

(y)	whose denominator shall be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock to be issued or distributed or receivable upon exercise of any such right, warrant, option or convertible or exchangeable security.

Such adjustment shall be made successively whenever any such Common Stock, rights, warrants, options or convertible or exchangeable securities are issued or distributed. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of shares of Common Stock so issued or distributed, there shall be taken into account any consideration received by the Corporation for such Common Stock, rights, warrants, options, or convertible or exchangeable securities, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and described in a certificate filed with the records of corporate proceedings of the Corporation.

If any right, warrant, option or convertible or exchangeable security to purchase or acquire Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection (g) shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such right, warrant, option or convertible or exchangeable security been made on the basis of offering for subscription, purchase or issuance, as the case may be, only of that number of shares of Common Stock actually purchased or issued upon the actual exercise of such right, warrant, option or convertible or exchangeable securities.

(iii)	No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 7(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(g) shall be made to the nearest cent or nearest 1/100th of a share.

(iv)	Notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon any issuance that is not included within the definition of “New Securities” under Section 3.7 of the Purchase Agreement.

(v)	The Corporation from time to time may reduce the Conversion Price by any amount for any period of time in the discretion of the Board of Directors.

(vi)	In the event that, at any time as a result of an adjustment made pursuant to paragraph 7(g)(i) through 7(g)(iii) above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 7(g)(i) through 7(g)(v) above, and the other provisions of this paragraph 7(g)(vi) with respect to the Common Stock shall apply on like terms to any such other shares.

(h) In case of any reclassification of the Common Stock (other than in a transaction to which paragraph 7(g)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 7(g) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 7. The provisions of this paragraph 7(h) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(i)	If:

(i)	the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 7(g); or

(ii)	the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)	there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, the Corporation shall cause to be filed with the transfer agent for the Series and shall cause to be delivered to each Holder in accordance with the notice provisions of the Purchase Agreement, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 7(i).

(j) The Conversion Price shall be subject to adjustment as provided in this paragraph 7(j) on the later of the Closing Date or the day the Securities and Exchange Commission first declares effective the Registration Statement, pursuant to and as defined in the Registration Rights Agreement, but only if the Current Market Price of the Common Stock as of such (later) day is less than $4.00 (subject to adjustment for stock splits, stock dividends and similar events). If so, the Conversion Price shall be adjusted as of such (later) day to the amount equal to 80% of such (later day) Current Market Price. For purposes of this paragraph 7(j), the Current Market Price as of any day other than the later of the Closing Date or the day the Securities and Exchange Commission first declares effective such Registration Statement shall be irrelevant. It is understood that if an adjustment occurs under this paragraph 7(j), a similar adjustment will be made to the conversion price of the Corporation’s 7% Convertible Preferred Stock; for avoidance of doubt, and notwithstanding anything herein to the contrary, the Conversion Price shall not be further adjusted (except as expressly provided in this paragraph 7(j)) by virtue of any such paragraph 7(j)-related adjustment of the conversion price of the Corporation’s 7% Convertible Preferred Stock.

(k) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be delivered to each Holder.

(l) In any case in which paragraph 7(g) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 7(g) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph 7(d).

(m) In case the Corporation shall take any action affecting the Common Stock, other than actions described in this paragraph 7, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the Holders, the

Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall (i) the Board of Directors be required to take any such action and (ii) any such action result in an increase in the Conversion Price.

(n) The Corporation shall list the shares of Common Stock required to be delivered upon conversion of Preferred Shares, prior to delivery, upon each national securities exchange, the American Stock Exchange or any similar system of automated dissemination of securities prices, if any, upon which the Common Stock is listed at the time of delivery.

(o) The Corporation shall not effect any conversion of the Series, and no Holder shall have the right to convert its shares into Common Stock, to the extent that after giving effect to such conversion, such person would beneficially own in excess of 4.99% of the shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person shall exclude shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any debentures, convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this paragraph 7(o), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other notice delivered to such Holder by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In effecting the conversion of Preferred Shares, the Corporation shall be entitled to rely on the submission of a Conversion Notice by a Holder to be a representation by such Holder as to the number of Preferred Shares that it beneficially owns for purposes of the above 4.99% limitation calculation.

8. Status of Shares. All Preferred Shares that are at any time redeemed or converted pursuant to paragraph 5, 6 or 7 above, and all Preferred Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

9. Voting. Except for matters on which the Preferred Shares shall be entitled by law or by the express terms hereof to vote as a separate series or class, the Preferred Shares shall not be entitled to vote.

10. Restrictions and Limitations. So long as any Preferred Shares remain outstanding, the Corporation, shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of the Series, Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock, except for (a) a transaction in which all outstanding shares of preferred stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for Junior Stock, or (c) redemption in accordance with paragraph 5 or 6 hereof;

(ii)	Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose) any shares of Junior Stock except by conversion into or exchange for other Junior Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period;

(iii)	Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money (other than (a) to a strategic investor, (b) pursuant to a commercial borrowing, secured lending or lease financing transaction approved by the Independent Directors, or (c) pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization (collectively, “Permitted Debt”));

(iv)	alter, modify or amend the terms of the Series in any way;

(v)	create any new series or class of capital stock having a preference over the Series as to payment of dividends, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

(vi)	increase the authorized number of shares of the Series;

(vii)	re-issue any Preferred Shares which have been converted or redeemed in accordance with the terms hereof;

(viii)	issue any securities of the Corporation ranking senior to Preferred Shares either as to the payment of dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation; provided, that the Corporation may issue Permitted Debt;

(ix)	issue any shares of the Series except pursuant to the terms of the Purchase Agreement;

(x)	enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing; or

(xi)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing.

In the event that the Holders of at least a majority of the outstanding Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.

11. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

“Current Market Price” means, when used with respect to any security as of any date, the volume weighted average price of such security as reported on the American Stock Exchange for the ten (10) consecutive Trading Days immediately preceding (but not including) such date, or, in case such security is listed on a national securities exchange other than American Stock Exchange, the volume weighted average price of such security on the ten (10) consecutive Trading Days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on the American Stock Exchange or any national securities exchange, the volume weighted average price of such security on the ten (10) consecutive Trading Days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the volume weighted average price of such security as of the ten (10) consecutive Trading Days immediately preceding (but not including) such date furnished by a New York Stock Exchange member firm selected by the Corporation, or if such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, such price as is determined by the Independent Directors in good faith.

“Default Interest Rate” means the lower of fifteen percent (15%) per annum and the highest interest rate permitted by applicable law.

“Fundamental Change” means any of the following events or circumstances: (i) any representation or warranty of the Corporation (as deemed revised by any changes of which the Corporation notified the Holders before the Closing) set forth in the Purchase Agreement or the other Transaction Documents fails to be true and correct in all material respects as of the date when made or as of the Closing Date as if made on the Closing Date; (ii) the Corporation fails at any time to comply with or perform in all material respects all of the agreements, obligations and conditions set forth in the Purchase Agreement, this Certificate or the other Transaction Documents that are required to be complied with or performed by the Corporation; (iii) a Change of Control occurs; or (iv) a Liquidation Event occurs or is publicly announced by or with respect to the Corporation.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders”.

“Independent Directors” means directors that (i) are not 5% or greater stockholders of the Corporation or the designee of any such stockholder; (ii) are not officers or employees of the Corporation, any of its subsidiaries or of a stockholder referred to above in clause (i); (iii) are not Related Persons; and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

“Optional Redemption Condition” means each of the following events:

(i) provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, such Registration Statement shall have been declared effective and shall continue to be effective and available to each Holder for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(ii) (x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Optional Redemption Period) from such market that the Corporation may not be in such compliance; and

(iii) a Fundamental Change, or an event that with the giving of notice or lapse of time (or both), would constitute a Fundamental Change, shall not have occurred and be continuing.

“PIK Dividend Price” means 0.85 multiplied by the Current Market Price as of the applicable Dividend Payment Date.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 25, 2005, by and among the Corporation and the Purchasers named therein.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of April 25, 2005, by and among the Corporation and the Purchasers named therein.

“Related Person” means an individual related to an officer, director or employee of the Corporation or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

“Stock Payment Condition” means each of the following events:

(i) the payment to be made in Common Stock shall not cause the number of shares of Common Stock beneficially owned by any holder of Preferred Shares, together with its affiliates, to exceed 4.99% of the total number of shares of Common Stock then outstanding;

(ii) provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) for the duration of the applicable Stock Payment Period, the Registration Statement shall have been declared effective and shall continue to be effective and available to each Holder for the duration of the applicable Stock Payment Period, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(iii) (x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Stock Payment Period) from such market that the Corporation may not be in such compliance; and

(iv) a Fundamental Change, or an event that with the giving of notice or lapse of time (or both) would constitute a Fundamental Change, shall not have occurred and be continuing.

ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series B 7% Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).              , into shares of common stock (“Common Stock”) of Path 1 Network Technologies Inc. (the “Company”) according to the terms and conditions of the Certificate of Designations relating to the Preferred Stock (the “Certificate of Designations”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations.

Conversion Date: __________________________

Number of Shares of Preferred Stock to be Converted: ______________

Amount of Accrued Dividends: _______________

Applicable Conversion Price: _________________

Number of Shares of Common Stock to be Issued: _________________

Name of Holder: __________________________

Address: ________________________________

________________________________

________________________________

Signature: _______________________________

Name:
Title:

☐	The Holder represents to the Company that the resale or transfer of the Conversion Shares represented hereby was effected via delivery of a prospectus pursuant to the registration statement and was in compliance with any applicable state securities or blue sky laws. (check box if applicable)

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address

☐	Through Depository Trust Corporation

(Account                                                                  )

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 27th day of May, 2005.

/s/ John R. Zavoli
John R. Zavoli
President, Chief Executive Officer & Secretary

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